Exhibit 1.3

APPROVED BY
EXTRAORDINARY MEETING OF SHAREHOLDERS OF
MOBILE TELESYSTEMS PUBLIC JOINT-STOCK COMPANY
FEBRUARY 14, 2020, MINUTES NO.48

AMENDMENTS AND ADDITIONS TO THE CHARTER

OF MOBILE TELESYSTEMS

PUBLIC JOINT-STOCK COMPANY

To make the following amendments and additions to the Charter of Mobile TeleSystems Public Joint Stock Company:

1)                  Clause 3.9 shall be read as follows:

“3.9. The Company shall be responsible for safekeeping of internal (administrative, financial and economic, accounting, etc.) documents, personnel documents. The Company shall ensure the transfer of the documents of scientific and historical importance for the state custody in the manner established by laws in force in Russia.”

2)                  Clause 30.4 shall be read as follows:

“30.4. A Chairman of the General Meeting of Shareholders shall be the Board of Directors Chairman or other person authorized by the Board of Directors at the time of preparation for conducting of the General Meeting of Shareholders. The Chairman shall perform the following functions: (1) conducts the General Meeting of Shareholders, (2) observes the compliance with the regulations of the General Meeting of Shareholders, and (3) signs the minutes of the General Meeting of Shareholders.”